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[JACKSON & WALKER, L.L.P. LETTERHEAD]

                                                                       EXHIBIT 5

                               November 30, 1994



Sterling Software, Inc.
8080 N. Central Expressway
Suite 1100
Dallas, Texas  75206

     Re:  Registration Statement on Form S-8 of Sterling Software, Inc.

Gentlemen:

     We are acting as counsel for Sterling Software, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of the offering and sale of up to 257,723 shares of the Company's Common Stock, par value $0.10 per share
(the "Shares"). The Company has authorized the issuance of such number of Shares as may from time to time be required to be issued upon the exercise of options outstanding as of November 30, 1994 under the (i) KnowledgeWare, Inc. Incentive Stock Option Plan of 1984, (ii) KnowledgeWare, Inc. Second Incentive Stock Option Plan of 1984 and (iii) KnowledgeWare, Inc. 1988 Stock Incentive Plan (collectively the "Plans"). A Registration Statement on Form S-8 covering the Shares (the "Registration Statement") is expected to be filed with the Securities and Exchange Commission (the "Commission") on or about the date hereof.

     In reaching the conclusions expressed in this opinion, we have examined and relied upon the originals or certified copies of all documents, certificates and instruments as we have deemed necessary to the opinions expressed herein, including the Certificate of Incorporation, as amended, and the Restated Bylaws of the Company and copies of the Plans. In making the foregoing examinations, we have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us.

     Based solely upon the foregoing, subject to the comments hereinafter stated, and limited in all respects to the laws of the State of Texas, the General Corporation Law of the State of Delaware and the federal laws of the United States of America, it is our opinion that the Shares, when issued and sold in accordance with the terms of the Plans and any applicable option agreement, will be validly issued, fully paid and nonassessable.
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Sterling Software, Inc.
November 30, 1994
Page 2



     You should be aware that we are not admitted to the practice of law in the State of Delaware. Accordingly, any opinion herein as to the laws of the State of Delaware is based solely upon the latest generally available compilation of the statutes and case law of such state.

     We hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.


                                          Very truly yours,

                                          /s/ Jackson & Walker, L.L.P.